Exhibit 99.1

FOR IMMEDIATE RELEASE

October 21, 2008

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Reports Third Quarter 2008 Results

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), the holding company of the 121-year-old IBERIABANK (www.iberiabank.com) and Pulaski Bank and Trust Company (www.pulaskibank.com), announced earnings of $8.8 million for the quarter ended September 30, 2008, down 27% compared to the same period in 2007 and down 8% compared to the second quarter of 2008 (“linked quarter basis”). In the third quarter of 2008, the Company reported fully diluted earnings per share (“EPS”) of $0.68, down 28% compared to $0.94 in the same quarter of 2007, and down 9% on a linked quarter basis. The third quarter 2008 results included a pre-tax $1.8 million negative impact, or $0.09 per share on an after-tax basis, associated with the acquisition of certain assets and liabilities of ANB Financial (“ANB”). Excluding the impact of ANB, the Company earned $9.9 million or $0.77 per share. The consensus analyst EPS estimate for the third quarter of 2008 for the Company was $0.79 as reported by First Call.

Highlights For The Quarter Ended September 30, 2008

•

Asset Quality. Nonperforming Assets (“NPAs”) were $43 million at September 30, 2008, up $2 million, or 4% compared to June 30, 2008. The ratio of NPAs to total assets was 0.81% at September 30, 2008, compared to 0.79% at June 30, 2008. The Company recorded a loan loss provision of $2.1 million, up 39% on a linked quarter basis. The Pulaski residential builder portfolio declined $10 million, or 23%, to $35 million at September 30, 2008.

•

ANB Acquisition Completed. On May 9, 2008, the Company acquired certain assets and assumed the insured, non-brokered deposits of ANB in Fayetteville-Springdale-Rogers, Arkansas MSA market area. At September 30, 2008, former ANB deposits totaled $113 million and ANB loans were $7 million. Merger-related expenses negatively impacted the third quarter of 2008 EPS by $0.09.

•

Loans and Deposits. Average loans increased $110 million, or 3%, on a linked quarter basis, and $89 million, or 2%, on a period-end basis, compared to June 30, 2008. Average deposits which increased $37 million, or 1%, on a linked quarter basis, were down $102 million, or 3% on a period-end basis. The linked quarter deposit growth was driven by a significant deposit campaign initiated late in the first quarter of 2008 and the ANB transaction completed in the second quarter of 2008.

•	Net Interest Margin. The tax equivalent net interest margin (“margin”) improved 14 basis points on a linked quarter basis, to 3.01%. The margin for the month of September 2008 was 3.08%.

•

Capital Strength. At September 30, 2008, the Company reported a tier 1 leverage ratio of 7.29%, up five basis points compared to June 30, 2008. The Company’s total risk based capital ratio improved by 68 basis points to 11.07% at September 30, 2008.

Balance Sheet And Yields

Since June 30, 2008, total assets grew $27 million, or less than 1%, to $5.4 billion at September 30, 2008. During this period, shareholders’ equity increased $9 million, or 2%, to $519 million at September 30, 2008. Excess liquidity funded loan growth during the third quarter of 2008.

The investment portfolio volume decreased $47 million, or 5%, to $899 million at September 30, 2008 compared to June 30, 2008. The investment portfolio equated to 17% of total assets at September 30, 2008, compared to 18% at June 30, 2008. At September 30, 2008, the portfolio had a modified duration of 3.2 years, compared to 2.9 years at June 30, 2008. The Company’s investment portfolio has very limited extension risk. Based on current projected speeds and other assumptions, the portfolio is expected to generate approximately $232 million in cash flows, or about 26% of the portfolio, over the next 15 months. The portfolio had an unrealized loss of approximately $173,000 at September 30, 2008, compared to an unrealized loss of $2 million at June 30, 2008. The average yield on investment securities decreased eight basis points on a linked quarter basis, to 4.99% in the third quarter of 2008. The Company holds in its investment portfolio primarily agency and municipal securities. The Company holds no equity securities (including Freddie Mac and Fannie Mae preferred stock), corporate bonds, trust preferred securities, collateralized debt obligations (“CDOs”), collateralized loan obligations (“CLOs”), hedge fund investments, structured investment vehicles (“SIVs”), auction rate securities in its investment portfolio, or “level 3” assets.

Period-End Loan Volumes ($ in Millions)

	IBERIABANK				Pulaski
Loans	12/31/07	3/31/08	6/30/08	9/30/08	2/1/07	12/31/07	3/31/08	6/30/08	9/30/08	Since Acq.
Commercial	$1,515	$1,534	$1,588	$1,650	$447	$490	$494	$522	$537	20%
Consumer	596	607	642	667	$240	253	220	231	237	-1%
Mortgage	511	503	493	473	$67	65	67	65	65	-4%

Total Loans	$2,622	$2,644	$2,723	$2,790	$754	$808	$781	$818	$839	11%
Growth		1%	3%	2%			-3%	5%	3%

Average loans increased $110 million on a linked quarter basis, while on a period-end basis total loans increased $89 million, or 2%, from June 30, 2008 to September 30, 2008. IBERIABANK experienced $68 million in loan growth, or 2%, including $63 million in commercial loans and $15 million growth in each of home equity loans/lines and indirect automobile loans, which was partially offset by a $21 million decline in mortgage loans. Pulaski reported a $21 million increase in loans, or 3%, including $15 million in commercial, $5 million in home equity loans and lines, and $3 million in credit card receivables.

The Pulaski builder construction portfolio continued to compress in the third quarter as homes were sold, loans were paid down, or credits were moved into OREO. The total volume of this portfolio declined from $113 million prior to the Pulaski acquisition, to $87 million at acquisition in February 2007, to $45 million at June 30, 2008, and $35 million at September 30, 2008 (down 23% in the third quarter of 2008). The portfolio contains 140 completed houses ($23 million), 10 houses less than 100% completed ($1 million), 156 lot loans ($6 million), and only two development loans ($4 million). The average funded amount is approximately $165,000 per loan (down 2%). At September 30, 2008, Pulaski’s builder construction portfolio accounted for 4.1% of Pulaski’s loan portfolio (5.5% on June 30, 2008) and only 0.9% of the Company’s consolidated total loan portfolio (down from 1.3% on June 30, 2008). The Company’s construction and land development loan portfolio totaled $232 million and accounted for only 6.4% of total loans at September 30, 2008.

The builder construction loan portfolio designated as noncurrent declined by $4 million, or 18% over this period. At September 30, 2008, the Company had 39% of Pulaski’s builder loans on nonaccrual status. The Company believes the combination of reserves and accrued impairments are adequate to account for the current risk associated with the residential construction loan portfolio. The book value of residential lots held in the OREO portfolio at Pulaski at September 30, 2008 equated to 62% of appraised value. Approximately 92% of the properties were reappraised during 2008. The Company sold 26 houses out of Pulaski’s OREO portfolio during 2008. The book value of residential houses held in the OREO portfolio at Pulaski at September 30, 2008 equated to approximately 85% of appraised value and 87% of these properties were reappraised during 2008.

The Company’s commercial real estate (“CRE”) loan portfolio, excluding the Pulaski builder portfolio, is comprised of credits primarily in the Company’s banking markets. The average loan size in this portfolio is $517,000 and loans past due 30 days or more (including nonaccruing loans) equates to 0.79% of the CRE loans outstanding. Approximately 59% of the CRE portfolio was based in southern Louisiana, 16% in northern Louisiana, and 25% in Pulaski’s markets. Many of the local markets in southern Louisiana remain economically vibrant. Approximately 53% of the Company’s CRE portfolio (including construction-related credits) is owner-occupied and 47% non-owner occupied. Non-owner occupied CRE loans equated to 154% of total risk based capital at September 30, 2008.

The Company’s consumer loan portfolio maintains exceptional asset quality. Based on the most recent evaluation of the consumer loan portfolio, the average credit score of the portfolio was 718. Loans past due 30 days or more in this portfolio were 1.43% at September 30, 2008. Home equity loans totaled $363 million with 0.73% past due 30 days or more. Home equity lines of credit totaled $144 million with 0.55% past due 30 days or more. Approximately 61% of the Company’s total home equity portfolio is in Louisiana, 23% in Arkansas, and 12% in Oklahoma. Annualized net charge-offs in this portfolio were 0.01% of loans in the third quarter of 2008. The weighted average loan-to-value at origination for this portfolio over the last two-and-a-half years was 73%. Total consumer real estate loan production in the third quarter of 2008 was 929 loans (down 23% on a linked quarter basis) totaling $59 million (down 33% on a linked quarter basis), had an average credit score of 750, and an average loan-to-value of 70%.

The indirect automobile portfolio totaled $263 million at September 30, 2008, up 6% compared to June 30, 2008. This portfolio had 0.92% in loans past due 30 days or more (including nonaccruing loans) at September 30, 2008. Annualized net charge-offs equated to 0.20% of loans in the third quarter of 2008. Approximately 79% of the indirect automobile portfolio is in the Acadiana region of Louisiana, which experiences one of the lowest unemployment rates in the nation.

At September 30, 2008, approximately 67% of the Company’s loan portfolio had fixed interest rates. Eliminating fixed rate loans that mature within a one-year time frame reduces this percentage to 58%. Approximately 74% of the Company’s time deposit base reprices within the next 12 months. The Company has historically been slightly liability sensitive, according to interest rate risk modeling. The rapid decline in short-term interest rates has caused the Company’s interest rate risk position to become more asset sensitive over time. The Company’s interest rate risk modeling at September 30, 2008, indicated the Company is modestly asset sensitive over a 12-month time frame. A 100 basis point instantaneous and parallel upward shift in interest rates is estimated to increase net interest income over 12 months by approximately 3.5%. Similarly, a 100 basis point decrease in interest rates is expected to decrease net interest income by approximately 3.4%.

On a linked quarter basis, the yield on average total loans decreased 10 basis points, to 5.93%. On this basis, the yields on commercial and consumer loans each decreased 13 basis points during the third quarter of 2008, while the yield on mortgage loans improved three basis points.

Period-End Deposit Volumes ($ in Millions)

	IBERIABANK				Pulaski
Deposits	12/31/07	3/31/08	6/30/08	9/30/08	2/1/07	12/31/07	3/31/08	6/30/08	9/30/08	Since Acq.
Noninterest	$365	$376	$395	$394	$96	$103	$102	$124	$180	88%
NOW Accounts	643	623	623	596	193	185	196	195	187	-3%
Savings/MMkt	598	693	800	761	176	168	193	239	234	33%
Time Deposits	895	999	977	964	539	528	630	684	619	15%

Total Deposits	$2,501	$2,691	$2,795	$2,715	$1,005	$984	$1,120	$1,242	$1,220	21%
Growth		8%	4%	-3%			14%	11%	-2%

Total average deposits increased $37 million, or 1%, on a linked quarter basis. The Company initiated a deposit campaign late in the first quarter of 2008, resulting in substantial average deposit growth. Between June 30, 2008 and September 30, 2008, deposits at IBERIABANK decreased $80 million, or 3%, while Pulaski deposits decreased $22 million, or 2%.

On a linked quarter basis, average noninterest bearing deposits increased $52 million, or 11%, and interest bearing deposits decreased $16 million, or less than 1%. The rate on average interest bearing deposits in the third quarter of 2008 was 2.77%, a decrease of 23 basis points on a linked quarter basis. The rate on average interest bearing liabilities decreased 20 basis points during this period, due to the decline in the cost of interest bearing deposits, partially offset by the 17 basis point increase in the cost of short-term borrowings and six basis point increase in long-term borrowing costs.

Quarterly Average Yields/Cost (Taxable Equivalent Basis)

	IBERIABANK				Pulaski Bank and Trust
	4Q07	1Q08	2Q08	3Q08	4Q07	1Q08	2Q08	3Q08
Earning Asset Yield	6.45%	6.11%	5.73%	5.66%	6.84%	6.28%	5.56%	5.43%
Cost Of Int-Bearing Liabs	3.52%	3.20%	2.93%	2.71%	4.08%	3.81%	3.41%	3.26%

Net Interest Spread	2.94%	2.91%	2.80%	2.96%	2.76%	2.47%	2.15%	2.18%

Net Interest Margin	3.43%	3.34%	3.22%	3.36%	3.15%	2.86%	2.48%	2.62%

Operating Results

Tax-equivalent net interest income increased $2.7 million, or 8% on a linked quarter basis, driven by the 14 basis point improvement in the margin and $121 million growth in average earning assets (up 3%). On a linked quarter basis, the average earning asset yield declined eight basis points as short-term assets continued to reprice downward due to Federal Reserve-induced interest rate cuts in 2008. The 23 basis point decline in interest bearing deposits outpaced the eight basis point decline in earning asset yield improving the net interest spread by 12 basis points. The $52 million increase in average noninterest bearing deposits, partially offset by the $15 million decrease in other noninterest bearing liabilities, provided additional lift to the net interest margin on a linked quarter basis.

The Company believes its net interest margin may improve in future periods due to a combination of factors. First, the excess cash generated from the successful deposit campaign and the ANB transaction will be methodically redeployed into higher yielding assets consistent with the Company’s high quality standards. Second, favorable deposit repricing opportunities may have a positive influence on the net interest margin. Third, we believe the net impact of recent short-term interest rates on both assets and liabilities may have a favorable impact on margin over a period of time.

Aggregate noninterest income remained fairly stable on a linked quarter basis, though individual components exhibited offsetting changes. Factors that compressed noninterest income on a linked quarter basis included lower levels of title insurance income (down $0.3 million, or 5%), brokerage income (down $0.3 million, or 17%), and significant investment sale gains in the second quarter that were not repeated in the third quarter (down $0.5 million, or 98%). Factors that improved noninterest income included ATM fee income (up $0.4 million, or 24%), service charges on deposit accounts (up $0.2 million, or 3%), and gains on the sale of mortgage loans (up $0.3 million, or 6%).

The Company’s mortgage origination business was tempered during the third quarter due hurricane-related issues, general economic housing market concerns, and traditional seasonal changes. The Company originated $218 million in mortgage loans during the third quarter of 2008, down 19% on a linked quarter basis. Loan refinancing accounted for approximately 18% of mortgage loan originations in the third quarter of 2008 compared to 26% in the second quarter of 2008. The Company sold $243 million in mortgage loans to investors during this period, down 9% compared to the second quarter of 2008, while sales margins were fairly favorable. Gains on sales of mortgage loans totaled $5.0 million in the third quarter of 2008, up 6% on a linked quarter basis. The mortgage pipeline totaled $61 million at September 30, 2008, down compared to $70 million at June 30, 2008.

Noninterest expense increased $3.3 million, or 8%, on a linked quarter basis. Three nonrecurring factors accounted for this increase in expense. First, pre-tax ANB merger-related expenses totaled $1.8 million ($0.09 EPS impact), and accounted for $1.0 million, or 31% of the linked quarter expense growth. Second, the Company incurred a $0.4 million pre-tax expense associated with the closure of the Prairieville, Louisiana branch office ($0.02 EPS impact). Third, expenses related to Hurricane Gustav totaled $0.1 million in the third quarter of 2008 ($0.01 EPS impact). Salary and benefit costs increased $0.9 million, or 4%, approximately one-third was due each to base salary increases, incentive compensation, and merger-related/relocation expenses. Other significant increases included occupancy and equipment (up $1.0 million, or 18%) due to the ANB transaction, OREO expense (up $0.4 million, or 374%), and legal and professional fees (up $0.4 million, or 32%).

Net income in the third quarter of 2008 totaled $8.8 million, down 8% on a linked quarter basis. Return on average assets (“ROA”) was 0.66% for the third quarter of 2008. Return on average equity (“ROE”) was 6.77%, and return on average tangible equity was 14.31%. The Company believes earnings improvements over time should result as the excess cash generated from the deposit campaign and ANB transaction are fully deployed into higher yielding assets.

Asset Quality

The Company experienced continued strength in credit quality at the legacy IBERIABANK franchise and improvement in the acquired builder construction portfolio at the Pulaski franchise.

Summary Asset Quality Statistics

	IBERIABANK			Pulaski			IBERIABANK Corp.
($thousands)	1Q08	2Q08	3Q08	1Q08	2Q08	3Q08	1Q08	2Q08	3Q08
Nonaccruals	$4,408	$6,295	$5,784	$29,698	$24,534	$20,297	$34,107	$30,829	$26,081
OREO & Foreclosed	2,164	850	959	7,560	8,862	11,485	9,724	9,712	12,444
90+ Days Past Due	1,437	867	1,567	2,394	501	3,329	3,831	1,367	4,895

Nonperforming Assets	$8,009	$8,012	$8,309	$39,652	$33,897	$35,111	$47,662	$41,908	$43,420

NPAs/Assets	0.22%	0.22%	0.22%	2.73%	2.12%	2.23%	0.93%	0.79%	0.81%
NPAs/(Loans + OREO)	0.30%	0.29%	0.30%	5.03%	4.10%	4.13%	1.39%	1.18%	1.19%
LLR/Loans	0.92%	0.92%	0.91%	1.89%	1.81%	1.67%	1.14%	1.12%	1.09%
Net Charge-Offs/Loans	0.10%	0.04%	0.03%	0.58%	0.35%	1.02%	0.21%	0.11%	0.26%

NPAs increased $2 million, or 4%, to $43 million at September 30, 2008, or 0.81% of total assets, compared to 0.79% at June 30, 2008. Pulaski accounted for 81% of the NPAs at September 30, 2008. Loans past due 30 days or more (including nonaccruing loans) represented 1.24% of total loans at September 30, 2008, down 14 basis points compared to 1.38% of total loans at June 30, 2008. Both IBERIABANK and Pulaski exhibited improvements in past due ratios during the quarter ended September 30, 2008.

Loans Past Due

Loans Past Due 30 Days Or More And Nonaccruing Loans As % Of Loans Outstanding

By Entity:	3/31/07	6/30/07	9/30/07	12/31/07	3/31/08	6/30/08	9/30/08
IBERIABANK
30+ days past due	0.50%	0.32%	0.29%	0.45%	0.42%	0.32%	0.28%
Non-accrual	0.14%	0.11%	0.12%	0.14%	0.17%	0.23%	0.21%

Total Past Due	0.64%	0.42%	0.41%	0.58%	0.59%	0.55%	0.49%

Pulaski
30+ days past due	1.07%	1.54%	1.51%	1.08%	1.45%	1.06%	1.29%
Non-accrual	1.63%	1.48%	1.53%	3.85%	3.54%	2.82%	2.42%

Total Past Due	2.70%	3.02%	3.04%	4.93%	4.99%	3.88%	3.71%

Consolidated
30+ days past due	0.64%	0.62%	0.62%	0.61%	0.68%	0.51%	0.52%
Non-accrual	0.51%	0.45%	0.49%	1.05%	1.01%	0.87%	0.72%

Total Past Due	1.15%	1.07%	1.10%	1.66%	1.69%	1.38%	1.24%

At September 30, 2008, the allowance for loan losses was 1.09%, compared to 1.12% at June 30, 2008. Loan loss reserve coverage of nonperforming loans and nonperforming assets at September 30, 2008 were 1.3 and 0.9 times, respectively, similar to the ratios at June 30, 2008.

The Company reported net charge-offs of $2.3 million in the third quarter of 2008, up $1.3 million, or 137%, on a linked quarter basis. The ratio of net charge-offs to average loans was 0.26% in the third quarter of 2008, compared to 0.11% in the second quarter of 2008. The Company recorded a $2.1 million loan loss provision in the third quarter of 2008, up $0.6 million, or 39% from the $1.5 million provision in the second quarter of 2008. Management considers the loan loss reserve adequate to absorb credit losses inherent in the loan portfolio.

During the third quarter of 2008, the Company and its subsidiaries completed routine credit quality regulatory exams by the Federal Reserve, Office of Thrift Supervision, and the Louisiana Office of Financial Institutions.

Capital Position

The Company’s equity-to-assets ratio was 9.69% at September 30, 2008, compared to 9.57% at June 30, 2008. At September 30, 2008, book value was $39.96, up $0.47 per share, or 1%, compared to June 30, 2008. Similarly, tangible book value per share improved $0.62, or 3%, over that period to $19.89. Tier 1 leverage ratio was 7.29% at September 30, 2008, up five basis points compared to June 30, 2008. The total risk-based capital ratio was 11.07% at September 30, 2008, or an improvement of 68 basis points compared to June 30, 2008. On July 21, 2008, the Company issued and sold $25 million in seven-year subordinated debentures at a rate of 3-month LIBOR plus 300 basis points. The debt qualifies as “tier 2” regulatory capital.

On September 15, 2008, the Company declared a quarterly cash dividend of $0.34 per share. This dividend level equated to an annualized dividend rate of $1.36 per share and an indicated dividend yield of 2.80%, based on the closing stock price of the Company’s common stock on October 21, 2008 of $48.50 per share. Based on that closing stock price, the Company’s common stock traded at a price-to-earnings ratio of 15.6 times the current First Call average consensus analyst estimate of $3.10 per fully diluted EPS for 2008. This price also equates to 1.21 times September 30, 2008 book value per share of $39.96.

IBERIABANK Corporation

IBERIABANK Corporation is a multi-bank financial holding company with 153 combined offices, including 87 bank branch offices in Louisiana, Arkansas, and Tennessee, 30 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 36 locations in eight states. The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC” and the Company’s market capitalization is approximately $627 million.

The following eleven investment firms currently provide equity research coverage on IBERIABANK Corporation:

•	B. Riley & Company

•	FIG Partners, LLC

•	FTN Midwest Securities Corp.

•	Howe Barnes Hoefer & Arnett, Inc.

•	Janney Montgomery Scott

•	Keefe, Bruyette & Woods

•	Robert W. Baird & Company

•	Stephens, Inc.

•	Sterne, Agee & Leach

•	Stifel Nicolaus & Company

•	SunTrust Robinson-Humphrey

Conference Call

In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on Wednesday, October 22, 2008, beginning at 8:00 a.m. Central Time by dialing 1-800-230-1085. The confirmation code for the call is 959989. A replay of the call will be available until midnight Central Time on October 29, 2008 by dialing 1-800-475-6701. The confirmation code for the replay is 959989. The Company has prepared a PowerPoint presentation that supplements information contained in this press release. The PowerPoint presentation may be accessed on the Company’s web site, www.iberiabank.com, under “Investor Relations” and then “Presentations.”

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt. Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the

Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.

Actual results could differ materially because of factors such as our ability to execute our growth strategy, risks relating to the integration of acquired companies that have previously been operated separately, credit risk of our customers, effects of the on-going correction in residential real estate prices and reduced levels of home sales, sufficiency of our allowance for loan losses, changes in interest rates, access to funding sources, reliance on the services of executive management, competition for loans, deposits and investment dollars, reputational risk and social factors, changes in government regulations and legislation, geographic concentration of our markets, rapid changes in the financial services industry, and hurricanes and other adverse weather events. These and other factors that may cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, available at the SEC’s website, www.sec.gov, and the Company’s website, www.iberiabank.com. All information in this release is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

IBERIABANK CORPORATION

FINANCIAL HIGHLIGHTS

	For The Quarter Ended September 30,			For The Quarter Ended June 30,
	2008	2007	% Change	2008	% Change
Income Data (in thousands):
Net Interest Income	$35,178	$32,073	10%	$32,473	8%
Net Interest Income (TE) (1)	36,412	33,286	9%	33,692	8%
Net Income	8,755	12,061	(27)%	9,526	(8)%

Per Share Data:
Net Income - Basic	$0.70	$0.97	(28)%	$0.76	(9)%
Net Income - Diluted	0.68	0.94	(28)%	0.74	(9)%
Book Value	39.96	37.74	6%	39.49	1%
Tangible Book Value (2)	19.89	17.76	12%	19.27	3%
Cash Dividends	0.34	0.34	—	0.34	—

Number of Shares Outstanding:
Basic Shares (Average)	12,570,765	12,393,968	1%	12,504,549	1%
Diluted Shares (Average)	12,928,368	12,789,353	1%	12,824,304	1%
Book Value Shares (Period End) (3)	12,977,196	12,770,460	2%	12,903,682	1%

Key Ratios: (4)
Return on Average Assets	0.66%	1.01%		0.73%
Return on Average Equity	6.77%	10.03%		7.45%
Return on Average Tangible Equity (2)	14.31%	22.17%		15.70%
Net Interest Margin (TE) (1)	3.01%	3.11%		2.87%
Efficiency Ratio	75.5%	69.3%		73.0%
Tangible Efficiency Ratio (TE) (1) (2)	72.4%	66.3%		69.9%
Average Loans to Average Deposits	90.4%	94.4%		88.4%
Nonperforming Assets to Total Assets (5)	0.81%	0.58%		0.79%
Allowance for Loan Losses to Loans	1.09%	1.08%		1.12%
Net Charge-offs to Average Loans	0.26%	0.05%		0.11%
Average Equity to Average Total Assets	9.74%	10.04%		9.85%
Tier 1 Leverage Ratio	7.29%	6.79%		7.24%
Dividend Payout Ratio	50.4%	36.0%		46.1%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(3)	Shares used for book value purposes exclude shares held in treasury at the end of the period.
(4)	All ratios are calculated on an annualized basis for the period indicated.
(5)	Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and other real estate owned, including repossessed assets.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	September 30,			June 30, 2008	December 31, 2007
BALANCE SHEET (End of Period)	2008	2007	% Change
ASSETS
Cash and Due From Banks	$206,984	$76,917	169.1%	$197,133	$93,263
Interest-bearing Deposits in Banks	40,529	15,086	168.7%	42,713	29,842

Total Cash and Equivalents	247,513	92,003	169.0%	239,846	123,105
Investment Securities Available for Sale	842,432	784,433	7.4%	888,934	745,383
Investment Securities Held to Maturity	56,713	60,829	(6.8)%	56,903	59,494

Total Investment Securities	899,145	845,262	6.4%	945,837	804,877
Mortgage Loans Held for Sale	61,419	63,392	(3.1)%	76,189	57,695
Loans, Net of Unearned Income	3,629,372	3,306,834	9.8%	3,540,546	3,430,039
Allowance for Loan Losses	(39,551)	(35,713)	10.7%	(39,753)	(38,285)

Loans, net	3,589,821	3,271,121	9.7%	3,500,793	3,391,754
Premises and Equipment	131,762	125,857	4.7%	134,344	122,452
Goodwill and Other Intangibles	260,369	255,179	2.0%	260,937	254,627
Mortgage Servicing Rights	72	22	225.6%	18	19
Other Assets	161,228	168,708	(4.4)%	165,915	162,429

Total Assets	$5,351,329	$4,821,544	11.0%	$5,323,879	$4,916,958

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$573,836	$459,200	25.0%	$519,516	$468,001
Interest-bearing Deposits	3,361,088	2,990,197	12.4%	3,517,105	3,016,827

Total Deposits	3,934,924	3,449,397	14.1%	4,036,621	3,484,828
Short-term Borrowings	126,000	339,798	(62.9)%	7,000	300,450
Securities Sold Under Agreements to Repurchase	119,973	118,283	1.4%	114,481	135,696
Long-term Debt	563,862	391,746	43.9%	569,710	457,624
Other Liabilities	88,040	40,334	118.3%	86,533	40,301

Total Liabilities	4,832,799	4,339,559	11.4%	4,814,345	4,418,899
Total Shareholders’ Equity	518,530	481,985	7.6%	509,534	498,059

Total Liabilities and Shareholders’ Equity	$5,351,329	$4,821,544	11.0%	$5,323,879	$4,916,958

	For The Three Months Ended September 30,			For The Nine Months Ended September 30,
INCOME STATEMENT	2008	2007	% Change	2008	2007	% Change
Interest Income	$66,323	$69,349	(4.4)%	$198,753	$192,265	3.4%
Interest Expense	31,145	37,276	(16.4)%	98,276	102,037	(3.7)%

Net Interest Income	35,178	32,073	9.7%	100,477	90,228	11.4%
(Reversal of) Provision for Loan Losses	2,131	(1,693)	225.8%	6,362	(2,077)	406.3%

Net Interest Income After Provision for Loan Losses	33,047	33,766	(2.1)%	94,115	92,305	2.0%
Service Charges	6,124	5,300	15.6%	17,173	14,345	19.7%
ATM / Debit Card Fee Income	2,001	1,440	39.0%	5,016	3,509	42.9%
BOLI Proceeds and Cash Surrender Value Income	778	688	13.2%	2,287	2,775	(17.6)%
Gain on Sale of Loans, net	4,966	4,770	4.1%	21,003	12,473	68.4%
Gain on Sale of Investments, net	8	(23)	134.8%	612	813	(24.6)%
Title Revenue	5,215	4,913	6.1%	15,196	12,930	17.5%
Broker Commissions	1,399	1,281	9.2%	4,372	3,946	10.8%
Other Noninterest Income	2,084	1,958	6.4%	5,885	5,511	6.8%

Total Noninterest Income	22,575	20,327	11.1%	71,545	56,302	27.1%
Salaries and Employee Benefits	23,297	20,451	13.9%	66,609	59,821	11.3%
Occupancy and Equipment	6,644	5,313	25.0%	17,592	14,531	21.1%
Amortization of Acquisition Intangibles	575	496	15.9%	1,725	1,705	1.2%
Other Noninterest Expense	13,079	10,034	30.3%	34,749	28,026	24.0%

Total Noninterest Expense	43,595	36,294	20.1%	120,675	104,083	15.9%
Income Before Income Taxes	12,027	17,799	(32.4)%	44,985	44,524	1.0%
Income Taxes	3,272	5,738	(43.0)%	13,349	13,281	0.5%

Net Income	$8,755	$12,061	(27.4)%	$31,636	$31,243	1.3%

Earnings Per Share, diluted	$0.68	$0.94	(28.2)%	$2.47	$2.48	(0.6)%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	For The Quarter Ended
BALANCE SHEET (Average)	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007
ASSETS
Cash and Due From Banks	$80,104	$84,252	$83,926	$74,595	$71,339
Interest-bearing Deposits in Banks	155,620	147,111	118,606	30,641	29,614
Investment Securities	918,932	896,585	841,266	822,913	829,472
Mortgage Loans Held for Sale	62,443	73,610	57,441	55,429	83,921
Loans, Net of Unearned Income	3,597,935	3,487,918	3,393,264	3,345,799	3,236,412
Allowance for Loan Losses	(39,825)	(39,531)	(37,542)	(35,668)	(37,932)
Other Assets	508,770	569,602	537,949	539,416	537,523

Total Assets	$5,283,979	$5,219,547	$4,994,910	$4,833,125	$4,750,349

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$535,210	$482,838	$444,284	$454,587	$443,631
Interest-bearing Deposits	3,446,247	3,462,042	3,140,505	3,023,649	2,986,487

Total Deposits	3,981,457	3,944,880	3,584,789	3,478,236	3,430,118
Short-term Borrowings	52,279	15,160	222,659	282,660	337,336
Securities Sold Under Agreements to Repurchase	125,287	114,636	120,003	121,203	117,123
Long-term Debt	568,624	573,563	507,099	417,595	351,484
Other Liabilities	41,832	57,259	46,753	41,961	37,275

Total Liabilities	4,769,479	4,705,498	4,481,303	4,341,655	4,273,336
Total Shareholders’ Equity	514,500	514,049	513,607	491,470	477,013

Total Liabilities and Shareholders’ Equity	$5,283,979	$5,219,547	$4,994,910	$4,833,125	$4,750,349

	2008			2007
INCOME STATEMENT	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Interest Income	$66,323	$65,120	$67,310	$69,981	$69,349
Interest Expense	31,145	32,647	34,484	36,689	37,276

Net Interest Income	35,178	32,473	32,826	33,292	32,073
(Reversal of) Provision for Loan Losses	2,131	1,537	2,695	3,602	(1,693)

Net Interest Income After Provision for Loan Losses	33,047	30,936	30,131	29,690	33,766
Total Noninterest Income	22,575	22,683	26,286	20,291	20,327
Total Noninterest Expense	43,595	40,282	36,796	36,034	36,294

Income Before Income Taxes	12,027	13,337	19,621	13,947	17,799
Income Taxes	3,272	3,811	6,266	3,880	5,738

Net Income	$8,755	$9,526	$13,355	$10,067	$12,061

Earnings Per Share, basic	$0.70	$0.76	$1.08	$0.81	$0.97

Earnings Per Share, diluted	$0.68	$0.74	$1.05	$0.79	$0.94

Book Value Per Share	$39.96	$39.49	$39.76	$38.99	$37.74

Return on Average Assets	0.66%	0.73%	1.08%	0.83%	1.01%
Return on Average Equity	6.77%	7.45%	10.46%	8.13%	10.03%
Return on Average Tangible Equity	14.31%	15.70%	21.48%	17.41%	22.17%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

	September 30,			June 30, 2008	December 31, 2007
LOANS RECEIVABLE	2008	2007	% Change
Residential Mortgage Loans:
Residential 1-4 Family	$490,732	$520,438	(5.7)%	$500,329	$515,912
Construction/ Owner Occupied	46,555	61,029	(23.7)%	57,998	60,558

Total Residential Mortgage Loans	537,287	581,467	(7.6)%	558,327	576,470
Commercial Loans:
Real Estate	1,500,380	1,289,416	16.4%	1,449,844	1,369,882
Business	686,898	599,700	14.5%	659,854	634,495

Total Commercial Loans	2,187,278	1,889,116	15.8%	2,109,698	2,004,377
Consumer Loans:
Indirect Automobile	262,715	240,033	9.4%	248,172	240,860
Home Equity	493,917	415,341	18.9%	473,876	424,716
Automobile	29,738	33,169	(10.3)%	30,146	32,134
Credit Card Loans	35,845	53,706	(33.3)%	32,578	58,790
Other	82,592	94,002	(12.1)%	87,749	92,692

Total Consumer Loans	904,807	836,251	8.2%	872,521	849,192

Total Loans Receivable	3,629,372	3,306,834	9.8%	3,540,546	3,430,039

Allowance for Loan Losses	(39,551)	(35,713)		(39,753)	(38,285)

Loans Receivable, Net	$3,589,821	$3,271,121		$3,500,793	$3,391,754

	September 30,			June 30, 2008	December 31, 2007
ASSET QUALITY DATA	2008	2007	% Change
Nonaccrual Loans	$26,081	$16,191	61.1%	$30,829	$36,107
Foreclosed Assets	$61	26	135.1%	52	25
Other Real Estate Owned	$12,383	6,707	84.6%	9,660	9,388
Accruing Loans More Than 90 Days Past Due	$4,895	5,113	(4.3)%	1,367	2,655

Total Nonperforming Assets	$43,420	$28,037	54.9%	$41,908	$48,175

Nonperforming Assets to Total Assets	0.81%	0.58%	39.5%	0.79%	0.98%
Nonperforming Assets to Total Loans and OREO	1.19%	0.85%	40.9%	1.18%	1.40%
Allowance for Loan Losses to Nonperforming Loans (1)	127.7%	167.6%	(23.8)%	123.5%	98.8%
Allowance for Loan Losses to Nonperforming Assets	91.1%	127.4%	(28.5)%	94.9%	79.5%
Allowance for Loan Losses to Total Loans	1.09%	1.08%	0.9%	1.12%	1.12%
Year to Date Charge-offs	$7,336	$3,062	139.5%	$4,158	$4,706
Year to Date Recoveries	$(2,239)	$(2,184)	2.5%	$(1,395)	$(2,799)

Year to Date Net Charge-offs	$5,097	$878	480.4%	$2,763	$1,907

Quarter to Date Net Charge-offs	$2,333	$420	455.4%	$985	$1,029

(1) Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due.
	September 30,			June 30, 2008	December 31, 2007
DEPOSITS	2008	2007	% Change
Noninterest-bearing Demand Accounts	$573,836	$459,200	25.0%	$519,516	$468,001
NOW Accounts	783,182	819,245	(4.4)%	817,474	828,099
Savings and Money Market Accounts	995,238	782,752	27.1%	1,038,965	766,429
Certificates of Deposit	1,582,668	1,388,200	14.0%	1,660,666	1,422,299

Total Deposits	$3,934,924	$3,449,397	14.1%	$4,036,621	$3,484,828

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Quarter Ended
	September 30, 2008		June 30, 2008		September 30, 2007
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$552,460	5.90%	$563,072	5.87%	$571,394	5.93%
Commercial Loans (TE) (1)	2,152,958	5.51%	2,075,063	5.64%	1,843,537	6.98%
Consumer and Other Loans	892,517	6.94%	849,783	7.07%	821,481	7.66%

Total Loans	3,597,935	5.93%	3,487,918	6.03%	3,236,412	6.97%
Mortgage Loans Held for Sale	62,443	6.14%	73,610	5.80%	83,921	6.08%
Investment Securities (TE) (1)(2)	918,477	4.99%	879,303	5.07%	834,593	5.31%
Other Earning Assets	196,254	2.21%	212,865	2.51%	66,748	5.92%

Total Earning Assets	4,775,109	5.60%	4,653,696	5.68%	4,221,674	6.60%
Allowance for Loan Losses	(39,825)		(39,531)		(37,932)
Nonearning Assets	548,695		605,382		566,607

Total Assets	$5,283,979		$5,219,547		$4,750,349

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities:
Deposits:
NOW Accounts	$804,004	1.45%	$825,951	1.47%	$824,741	2.59%
Savings and Money Market Accounts	1,015,812	2.13%	969,223	2.32%	790,316	2.77%
Certificates of Deposit	1,626,431	3.83%	1,666,868	4.16%	1,371,430	4.71%

Total Interest-bearing Deposits	3,446,247	2.77%	3,462,042	3.00%	2,986,487	3.61%
Short-term Borrowings	177,566	1.70%	129,796	1.53%	454,459	4.65%
Long-term Debt	568,624	4.39%	573,563	4.33%	351,484	5.23%

Total Interest-bearing Liabilities	4,192,437	2.94%	4,165,401	3.14%	3,792,430	3.88%
Noninterest-bearing Demand Deposits	535,210		482,838		443,631
Noninterest-bearing Liabilities	41,832		57,259		37,275

Total Liabilities	4,769,479		4,705,498		4,273,336
Shareholders’ Equity	514,500		514,049		477,013

Total Liabilities and Shareholders’ Equity	$5,283,979		$5,219,547		$4,750,349

Net Interest Spread	$35,178	2.66%	$32,473	2.54%	$32,073	2.72%
Tax-equivalent Benefit	1,234	0.10%	1,219	0.10%	1,213	0.11%
Net Interest Income (TE) / Net Interest Margin (TE)(1)	$36,412	3.01%	$33,692	2.87%	$33,286	3.11%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Year Ended
	September 30, 2008		September 30, 2007
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$563,502	5.91%	$559,945	5.85%
Commercial Loans (TE) (1)	2,076,260	5.78%	1,704,818	6.91%
Consumer and Other Loans	853,660	7.22%	769,773	7.61%

Total Loans	3,493,422	6.15%	3,034,536	6.89%
Mortgage Loans Held for Sale	64,490	5.84%	76,487	5.91%
Investment Securities (TE) (1)(2)	873,103	5.08%	807,274	5.23%
Other Earning Assets	189,715	2.74%	67,899	5.99%

Total Earning Assets	4,620,730	5.80%	3,986,196	6.52%
Allowance for Loan Losses	(38,969)		(37,117)
Nonearning Assets	584,815		536,913

Total Assets	$5,166,576		$4,485,992

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities:
Deposits:
NOW Accounts	$826,330	1.60%	$819,431	2.63%
Savings and Money Market Accounts	$922,650	2.26%	754,565	2.76%
Certificates of Deposit	$1,600,971	4.17%	1,317,890	4.64%

Total Interest-bearing Deposits	3,349,951	3.01%	2,891,886	3.58%
Short-term Borrowings	216,532	2.41%	342,201	4.48%
Long-term Debt	549,831	4.51%	327,084	5.22%

Total Interest-bearing Liabilities	4,116,314	3.18%	3,561,171	3.82%
Noninterest-bearing Demand Deposits	487,619		434,143
Noninterest-bearing Liabilities	48,590		33,544

Total Liabilities	4,652,523		4,028,858
Shareholders’ Equity	514,053		457,134

Total Liabilities and Shareholders’ Equity	$5,166,576		$4,485,992

Net Interest Spread	$100,477	2.63%	$90,228	2.70%
Tax-equivalent Benefit	3,652	0.10%	3,541	0.12%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$104,129	2.97%	$93,769	3.11%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

RECONCILIATION TABLE

(dollars in thousands)

	For The Three Months Ended
	9/30/2008	6/30/2008	9/30/2007
Net Interest Income	$35,178	$32,473	$32,073
Effect of Tax Benefit on Interest Income	1,234	1,219	1,213

Net Interest Income (TE) (1)	36,412	33,692	33,286

Noninterest Income	22,575	22,683	20,327
Effect of Tax Benefit on Noninterest Income	419	413	370

Noninterest Income (TE) (1)	22,994	23,096	20,697

Total Revenues (TE) (1)	$59,406	$56,788	$53,983

Total Noninterest Expense	$43,595	$40,282	$36,294
Less Intangible Amortization Expense	(575)	(575)	(496)

Tangible Operating Expense (2)	$43,020	$39,707	$35,798

Return on Average Equity	6.77%	7.45%	10.03%
Effect of Intangibles (2)	7.54%	8.25%	12.14%

Return on Average Tangible Equity (2)	14.31%	15.70%	22.17%

Efficiency Ratio	75.5%	73.0%	69.3%
Effect of Tax Benefit Related to Tax Exempt Income	(2.1)%	(2.1)%	(2.1)%

Efficiency Ratio (TE) (1)	73.4%	70.9%	67.2%
Effect of Amortization of Intangibles	(1.0)%	(1.0)%	(0.9)%

Tangible Efficiency Ratio (TE) (1) (2)	72.4%	69.9%	66.3%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.